Exhibit 99.1
354 Eisenhower Parkway
Plaza I, Second Floor
Livingston, NJ 07039
TEL: (973) 994-3999
FAX: (973) 994-3001
FOR IMMEDIATE RELEASE
COLUMBIA LABORATORIES REPURCHASES
3.3 MILLION SHARES OF COMMON STOCK
LIVINGSTON, NJ — August 10, 2010 — Columbia Laboratories, Inc. (Nasdaq: CBRX) has repurchased 3,333,330 shares of its Common Stock, par value $0.01 per share, from investment funds for which Perry Corp. or an affiliate acts as investment advisor and/or general partner at $0.90 per share for an aggregate total purchase price of approximately $3 million. This transaction reduces the total issued and outstanding shares of Common Stock by about 4% from approximately 84.1 million to 80.8 million. This transaction also reduces the Company’s previously forecast 2010 year-end cash balance to approximately $20 million.
“Our strong cash position after the close of the Watson Transactions, coupled with our absence of debt, streamlined operations, and royalty and milestone opportunities, enabled us to reduce outstanding shares at an advantageous price,” said Frank C. Condella, Jr., Columbia’s president and chief executive officer. “This share repurchase reflects our commitment to continue to create value for our shareholders.”
The shares were issued as part of the consideration for Columbia’s retirement of its $40 million in convertible subordinated notes due on December 31, 2011.
The Benchmark Company, LLC, acted as an advisor on this transaction.
About Columbia Laboratories
Columbia Laboratories, Inc. is focused on developing products that utilize its novel bioadhesive drug delivery technologies to optimize drug delivery in a controlled, sustained manner. The Company’s strategy is to fund new development projects through proof of concept, then partner for later-stage clinical development and commercialization. CRINONE® 8% (progesterone gel) is marketed by Watson Pharmaceuticals in the United States and by Merck Serono in foreign countries.
Columbia is conducting a randomized, double-blind, placebo controlled Phase III clinical program, called the PREGNANT (PROCHIEVE® Extending GestatioN A New Therapy) Study, to evaluate the safety and efficacy of PROCHIEVE 8% (progesterone gel) to reduce the risk of preterm birth in women with a cervical length between 1.0 and 2.0 centimeters as measured by transvaginal ultrasound at mid-pregnancy. The primary endpoint of this study is a reduction in the incidence of preterm birth at less than or equal to 32 weeks gestation vs. placebo. The Company expects study results before the end of December 2010.
Columbia’s press releases and other company information are available online at columbialabs.com.

Columbia Laboratories Repurchases 3.3 Million Shares of Common Stock
August 10, 2010
Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995: This communication contains forward-looking statements, which statements are indicated by the words “may,” “will,” “plans,” “believes,” “expects,” “anticipates,” “potential,” and similar expressions. Such forward-looking statements involve known and unknown risks, uncertainties, and other factors that may cause actual results to differ materially from those projected in the forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date on which they are made. Factors that might cause future results to differ include, but are not limited to, the following: the successful marketing of CRINONE® by Watson Pharmaceuticals, Inc., in the United States; the successful marketing of CRINONE by Merck Serono outside the United States; the timely and successful completion of the ongoing Phase III PREGNANT (PROCHIEVE® Extending Gestation A New Therapy) Study of PROCHIEVE 8% to reduce the risk of preterm birth in women with a short cervix at mid-pregnancy; successful development of a next-generation vaginal progesterone product; success in obtaining acceptance and approval of new products and new indications for current products by the United States Food and Drug Administration and international regulatory agencies; the impact of competitive products and pricing; the timely and successful negotiation of partnerships or other transactions; the strength of the United States dollar relative to international currencies, particularly the euro; competitive economic and regulatory factors in the pharmaceutical and healthcare industry; general economic conditions; and other risks and uncertainties that may be detailed, from time-to-time, in Columbia’s reports filed with the SEC. Columbia does not undertake any responsibility to revise or update any forward-looking statements contained herein.
CRINONE® and PROCHIEVE® are registered trademarks of Watson Pharmaceuticals, Inc.

Contact
Lawrence A. Gyenes	Seth Lewis
Senior Vice President, Chief Financial Officer & Treasurer	Vice President
Columbia Laboratories, Inc.	The Trout Group LLC
(973) 486-8860	(646) 378-2952
###